SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

OMEROS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

April 29, 2020

Dear Fellow Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Omeros Corporation. Due to health and safety concerns around holding an in-person event in light of Covid-19,  we will hold an entirely virtual meeting this year via live webcast on the Internet on Friday, June 5,  2020, at 10:00 a.m. local time. You will be able to attend the meeting, vote and submit your questions via the Internet at www.meetingcenter.io/250382724.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the annual meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, please vote as soon as possible by telephone, via the Internet or by completing and mailing the enclosed proxy card. Voting by any of these methods will ensure your representation at the annual meeting. If you decide to attend the annual meeting, you will be able to vote virtually via the Internet even if you have previously submitted your proxy.

On behalf of our board of directors, I would like to express our appreciation for your continued support of Omeros. We look forward to your participation in the annual meeting.

Sincerely,

GREGORY A. DEMOPULOS, M.D. Chairman and CEO

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 29,  2020

To our Shareholders:

We cordially invite you to the 2020 Annual Meeting of Shareholders, or the 2020 Annual Meeting, of Omeros Corporation, a Washington corporation, to be held on Friday, June 5,  2020, at 10:00 a.m. local time. Due to health and safety concerns around holding an in-person event in light of Covid-19, the annual meeting will be held virtually via live webcast on the internet at www.meetingcenter.io/250382724, for the following purposes:

(1)	to elect the three Class II director nominees named in this proxy statement to the board of directors, each to serve until the 2023 Annual Meeting of Shareholders;
(2)	to approve an advisory resolution on executive compensation;
(3)	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
(4)	to transact such other business as may properly come before the 2020 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/250382724 at the meeting date and time described in the accompanying proxy statement. The password for the meeting is OMER2020. There is no physical location for the annual meeting. If you plan to attend the meeting virtually on the Internet, please see “Information Concerning Proxy Solicitation, Voting and the Meeting— Attending the 2020 Annual Meeting.”

Shareholders of record at the close of business on April 13, 2020 will be entitled to vote at the 2020 Annual Meeting, or any adjournment or postponement of the meeting.

The proxy statement accompanying this notice is being issued in connection with the solicitation by the board of directors of a proxy on the enclosed form of proxy card for use at the 2020 Annual Meeting.

We look forward to your participation in the 2020 Annual Meeting.

YOUR VOTE IS IMPORTANT

If you plan to attend the 2020 Annual Meeting, we encourage you to vote in advance of the meeting by one of the following methods below to ensure that your shares are represented at the meeting.

By Internet: go to www.envisionreports.com/OMER;	By Mail: Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope; or	By Phone: Calling 1‑800‑652‑VOTE (8683) using a touch tone telephone.

Even if you vote in advance of the 2020 Annual Meeting, you may still vote virtually via the Internet if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other holder of record and you wish to vote at the 2020 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

Vice President, Patent General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2020

The proxy statement and the 2019 annual report to shares are available at: www.envisionreports.com/OMER.

By Order of the Board of Directors, Peter B. Cancelmo Vice President, General Counsel and Secretary

OMEROS CORPORATION

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

INFORMATION CONCERNING PROXY SOLICITATION, VOTING AND THE MEETING

General Information

The enclosed proxy is solicited on behalf of the board of directors of Omeros Corporation for use at the 2020 Annual Meeting of Shareholders, or the 2020 Annual Meeting, of Omeros Corporation to be held on Friday, June 5,  2020, at 10:00 a.m. local time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2020 Annual Meeting will be held virtually via live webcast on the Internet at www.meetingcenter.io/250382724. A Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, proxy and the 2019 Annual Report to Shareholders, which includes audited financial statements as of and for the year ended December 31, 2019, will be mailed on or about April 29,  2020 to all shareholders entitled to vote at the 2020 Annual Meeting.

Record Date and Quorum

Shareholders of record at the close of business on April 13, 2020, which we refer to as the record date, are entitled to notice of and to vote their shares at the 2020 Annual Meeting. As of the record date, 54,510,667 shares of Omeros’ common stock, $0.01 par value per share, were issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share on all matters to be voted on at the 2020 Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the 2020 Annual Meeting.

Abstentions and broker non-votes (which occur when a broker lacks discretionary authority to vote uninstructed shares on a matter) are considered shares present at the 2020 Annual Meeting for the purpose of determining the existence of a quorum. The inspector of elections, Computershare Inc., will report the number of shares represented in person or by proxy at the meeting for purposes of determining whether or not a quorum is present at the 2020 Annual Meeting.

Board Recommendation and Meeting Agenda

Proposal	Votes Required	Board Voting Recommendation	Page Reference
Election of the three Class II directors	The three candidates for Class II director who receive the highest number of affirmative votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors.	FOR EACH DIRECTOR NOMINEE	6
Approval of advisory resolution on executive compensation	The non-binding advisory resolution with respect to compensation of our named executive directors will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	19

2020 PROXY STATEMENT / 2

Proposal	Votes Required	Board Voting Recommendation	Page Reference
Ratification of the Appointment of Independent Registered Public Accounting Firm	The appointment of Ernst & Young as our independent registered public accounting firm will be ratified if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.	FOR	41

How to Vote

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered the registered shareholder of those shares. Registered shareholders may cast their vote by:

By Internet: Go to www.envisionreports.com/ OMER	By Mail: Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope	By Phone: Calling 1‑800‑652‑VOTE (8683) using a touch tone telephone	In Person: Completing a ballot virtually during the 2020 Annual Meeting

If your shares are held in the name of a brokerage firm, bank or other holder of record, you are considered the beneficial shareholder with respect to those shares. If you are a beneficial shareholder, please refer to the voting instructions forwarded by your broker, bank or other holder of record to see what options are available to you to cast your vote. A beneficial shareholder may not vote shares in person at the 2020 Annual Meeting unless he or she obtains a “legal proxy” from the broker, bank or other holder of record with respect to his or her shares.

If you plan to attend the 2020 Annual Meeting, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Votes cast by proxy or in person at the 2020 Annual Meeting will be tabulated by a representative of Computershare Inc., the inspector of elections appointed for the meeting.

Attending the 2020 Annual Meeting

Only shareholders as of the close of business on April 13, 2020 (the record date), or holders of a valid proxy for the meeting, are entitled to attend the 2020 Annual Meeting. The annual meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. No physical meeting will be held.

You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/250382724. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is OMER2020.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 10:00 a.m., pacific time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined below.

2020 PROXY STATEMENT / 3

How to Register to Attend the 2020 Annual Meeting

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the annual meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the annual meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Omeros holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 2, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration may be sent as follows:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com	Computershare COMPANY Legal Proxy P.O. Box 43001 Providence, RI 02940-3001
By Email Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com	By Mail: Computershare COMPANY Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

Revoking a Proxy

A registered shareholder can revoke his or her proxy before the time of voting at the 2020 Annual Meeting by any of the following:

(1)	mailing a revised proxy card dated later than the prior proxy card;
(2)	submitting a new vote by telephone;
(3)	submitting a new vote via the Internet;
(4)	attending and voting, virtually via the Internet, during the 2020 Annual Meeting; or
(5)	notifying our corporate secretary in writing that the proxy is revoked. The revocation must be received before the start of the 2020 Annual Meeting to be effective.

Any beneficial shareholder may change or revoke his or her voting instructions by contacting the broker, bank or other holder of record or by obtaining a proxy from such institution and voting virtually via the Internet at the 2020 Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions will not be counted as votes cast for or against any of the proposals. Accordingly, abstentions will not affect the determination of the directors who have received the highest number of affirmative votes or whether the votes cast in favor of Proposals 2 and 3 exceed those cast against those proposals.

Brokers and other intermediaries who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the applicable stock exchange regulations. Uninstructed shares for which brokers or other intermediaries lack voting discretion are referred to as “broker non-votes.” If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares on Proposal 1 regarding the election of directors, or on Proposal 2, regarding the advisory resolution on executive compensation, the broker may not exercise discretion to vote on the applicable proposal. Broker non-votes will not be counted as votes cast with respect to these proposals. Brokers may exercise discretion to vote for or against Proposal 3, the ratification of the appointment of our independent registered public accounting firm in the absence of your instruction. Brokers will have similar discretion to vote on any other routine proposals that are brought before the 2020 Annual Meeting.

2020 PROXY STATEMENT / 4

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of your vote by the board of directors. We pay the costs of soliciting proxies from our shareholders. We may reimburse brokerage firms and other persons representing beneficial shareholders for their expenses in forwarding the voting materials to the beneficial shareholders. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by other electronic means without additional compensation. We also have retained Georgeson LLC for a fee of $10,000, plus customary costs and expenses, to assist us in the solicitation of proxies.

“Householding” of Proxy Materials

A copy of our 2019 Annual Report to Shareholders, including our 2019 Annual Report on Form 10‑K, accompanies this proxy statement. If you are a beneficial shareholder, the bank, broker or other holder of record may deliver a single proxy statement and 2019 Annual Report to Shareholders, along with individual proxy cards or voting instruction forms, to any household at which two or more beneficial shareholders reside unless you have provided instructions to the contrary. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, you should contact your bank, broker or other holder of record. Alternatively, you may also contact our corporate secretary at (206) 676‑5000 or send a written request to our corporate secretary at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119 to revoke your consent to householding or to receive a separate proxy statement and 2019 Annual Report to Shareholders.

Shareholder Proposals for 2020 Annual Meeting

Under Rule 14a‑8 under the Securities Exchange Act of 1934, or the Exchange Act, we must receive shareholder proposals intended for inclusion in our proxy statement for our 2021 Annual Meeting of Shareholders, or the 2021 Annual Meeting, at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than December 30, 2020. However, if the date of the 2021 Annual Meeting changes by more than 30 days from the date of the 2020 Annual Meeting, notice by a shareholder of a proposal must be received a reasonable time before we begin to print and send the proxy materials for the 2021 Annual Meeting.

We must receive shareholder proposals submitted for consideration at the 2021 Annual Meeting, but not for inclusion in our proxy statement for the 2021 Annual Meeting under Exchange Act Rule 14a‑8, and director nominations at our principal executive offices at The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119, no later than December 30, 2020. However, if the date of the 2021 Annual Meeting changes by more than 30 days from the date of the 2020 Annual Meeting, notice by a shareholder of such a proposal or a director nomination must be received no later than the close of business on the later of (a) 120 calendar days in advance of the 2021 Annual Meeting and (b) 10 calendar days following the date on which public announcement of the date of the 2021 Annual Meeting is first made.

In addition, notice of any shareholder proposal or director nomination must be given in accordance with our bylaws and the applicable requirements of Rule 14a‑8 under the Exchange Act. If a shareholder fails to give notice of a proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the proxy statement for the 2021 Annual Meeting and the shareholder will not be permitted to present the proposal for a vote at the 2021 Annual Meeting.

2020 PROXY STATEMENT / 5

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board is divided into three classes, generally serving staggered three-year terms. In February 2020, in accordance with our bylaws, our board of directors increased its size from eight to nine members by designating an additional Class II director position and appointing Kurt Zumwalt to fill the new position. Under the Washington Business Corporations Act directors who are appointed by the board to fill a newly created vacancy may serve a term ending at the next annual meeting of shareholders at which directors are elected. The terms of our directors will expire as set forth in the following table:

Omeros Board of Directors	Term Expires
Class I Directors
Ray Aspiri	2022
Arnold C. Hanish	2022
Rajiv Shah, M.D.	2022
Class II Directors
Thomas J. Cable	2023
Peter A. Demopulos, M.D.	2023
Kurt Zumwalt	2023
Class III Directors
Thomas F. Bumol, Ph.D.	2021
Gregory A. Demopulos, M.D.	2021
Leroy E. Hood, M.D., Ph.D.	2021

Following the recommendation of the nominating and governance committee, our board of directors has nominated for election at the 2020 Annual Meeting our three current Class II directors, Peter A. Demopulos, M.D., Thomas J. Cable and Kurt Zumwalt. If elected, the Class II director nominees would serve until the 2023 Annual Meeting of Shareholders or, in each case, until his successor is duly elected and qualified, or until his earlier death, resignation or removal. In addition, our corporate governance principles provide that if any of our current Class II directors do not receive more votes for than against, such director shall tender a resignation following certification of the shareholder vote. See “Corporate Governance—Voting for Directors.”

Nominees—Class II

THOMAS J. CABLE Age: 80 Director Since: 1995 Committees: Audit, Compensation, and Nominating and Governance (chair)

Thomas J. Cable,  age 80, has served on our board of directors since January 1995. He has also served on our audit committee since January 1995 and on our compensation committee since December 2007. In addition, Mr. Cable has served as chairman of our nominating and governance committee since September 2009. Mr. Cable is the vice chairman of the board of the Washington Research Foundation, a technology transfer and early stage venture capital organization affiliated with the University of Washington, which he co-founded in 1980. Mr. Cable also founded Cable & Howse Ventures, a venture capital firm, and Cable, Howse & Ragen, an investment banking firm, and co-founded Montgomery Securities, an investment banking firm acquired by Bank of America. A former U.S. Navy submarine officer, Mr. Cable received his M.B.A. from the Stanford Graduate School of Business and his B.A. from Harvard University.

Our nominating and governance committee has concluded that Mr. Cable should continue to serve on the board of directors based on his knowledge and experience in finance, investment banking, technology development and product commercialization, as well as his knowledge of Omeros and our industry.

2020 PROXY STATEMENT / 6

PETER A. DEMOPULOS, M.D. Age: 66 Director Since: 1995 Committees: Scientific

Peter A. Demopulos, M.D.,  age 66, has served on our board of directors since January 1995 and on our scientific committee since September 2019.  Dr. Demopulos is a practicing board-certified general and interventional cardiologist at Seattle Cardiology, part of the Swedish Heart & Vascular Institute. He has been a member of Seattle Cardiology since 2005, also serving as its Medical Director from 2005 to 2010. Dr. Demopulos is also a clinical assistant professor of cardiology at the University of Washington School of Medicine, a position that he has held since 1989. He also participates as an investigator in clinical trials evaluating interventional cardiology devices and drug therapies at Seattle Cardiovascular Research and Swedish Cardiovascular Research. Dr. Demopulos received his M.D. from the Stanford University School of Medicine and his B.S. from Stanford University.

Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his medical and scientific expertise, his experience as a clinical investigator and his experience with clinical development and trial design, as well as his knowledge of Omeros and our industry. Dr. Demopulos is the brother of Gregory A. Demopulos, M.D., our president and chief executive officer and the chairman of our board of directors.

KURT ZUMWALT Age: 51 Director Since: 2020 Committees: None

Kurt Zumwalt,  age 51,  has served on our board of directors since February 2020. Mr. Zumwalt served as treasurer at Amazon.com, Inc. from 2014 until August 2019, where he led global cash and portfolio management, debt financing, foreign exchange, insurance and treasury-related technology infrastructure. Prior to joining Amazon.com as assistant treasurer in 2004, he served in various financial and treasury roles at PACCAR, ProBusiness Services, Wind River Systems and Intel Corporation. He also serves on the board of directors of Ranpak Holdings Corp., a manufacturer of sustainable packaging, as well as the United States Tennis Association and of the USTA Foundation. Mr. Zumwalt received a B.A. in economics and political science from the University of Pennsylvania and an M.B.A. in finance and accounting from the University of Washington.

Our nominating and governance committee has concluded that Mr. Zumwalt should continue to serve on the board of directors based on his expertise in finance, business and banking as well as his significant relationships with major banks and financial institutions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES NAMED ABOVE

2020 PROXY STATEMENT / 7

Continuing Directors until the 2021 Annual Meeting

THOMAS F. BUMOL, Ph.D. Age: 66 Director Since: 2019 Committees: Scientific (chair)

Thomas F. Bumol, Ph.D., age 66, has served on our board of directors since February 2019 and as chairman of our scientific committee since September 2019.  Dr. Bumol is executive director of the Allen Institute for Immunology in Seattle, Washington, a position he assumed in March 2018. Dr. Bumol joined the Allen Institute following a 35‑year career at Eli Lilly and Company. Dr. Bumol held various positions at Eli Lilly from 1982 until his retirement in December 2017. He was most recently the senior vice president of biotechnology and immunology research and the site head of Eli Lilly’s Biotechnology Center in San Diego, California. While at Eli Lilly, Dr. Bumol’s teams and collaborators advanced over 100 molecules into clinical development, including TRULICITY® (dulaglutide), TALTZ®(ixekizumab), EMGALITY® (galcanezumab) and mirikizumab. Through strategic alliances, he and his teams also helped develop and support REOPRO® (abciximab) with Centocor Inc. (n/k/a Janssen Pharmaceutical Cos.) as well as OLUMIANT® (baricitinib) with Incyte Corporation. Dr. Bumol has over 50 publications and reviews and eight issued U.S. patents. He serves on the University of Michigan Technology Transfer National Advisory Board, on the Board of Directors of PanTheryx, and as an advisor to Lilly Ventures. Dr. Bumol earned his B.S. degree in microbiology from the University of Michigan and his Ph.D. in microbiology-immunology from the University of Minnesota. He completed postdoctoral studies through a fellowship in the Department of Molecular Immunology at Scripps Research in La Jolla, California.

Our nominating and governance committee has concluded that Dr. Bumol should continue to serve on the board of directors based on his scientific expertise in drug discovery and development and experience in strategic partnering and other collaborations within the life sciences and pharmaceutical industries.

GREGORY A. DEMOPULOS, M.D. Age: 61 Director Since: 1994 Committees: None

Gregory A. Demopulos, M.D., age 61, founded our company and has served as our president, chief executive officer and chairman of the board of directors since June 1994. He also served as our chief financial officer and treasurer from January 2009 to October 2013 in an interim capacity and as our chief medical officer from June 1994 to March 2010. Prior to founding Omeros, Dr. Demopulos completed his residency in orthopedic surgery at Stanford University and his fellowship training in hand and microvascular surgery at Duke University. Dr. Demopulos currently serves on the board of trustees of the Smead Funds Trust, an open-end mutual fund company registered under the Investment Company Act of 1940. Dr. Demopulos received his M.D. from Stanford University School of Medicine and his B.S. from Stanford University.

Our nominating and governance committee has concluded that Dr. Demopulos should continue to serve on the board of directors based on his position and experience as our chief executive officer and his medical and scientific expertise, experience with clinical development and design and knowledge of our operations and development programs. Dr. Demopulos is the brother of Peter A. Demopulos, M.D., a member of our board of directors.

2020 PROXY STATEMENT / 8

LEROY E. HOOD, M.D., Ph.D. Age: 81 Director Since: 2001 Committees: Compensation, Nominating and Governance, and Scientific

Leroy E. Hood, M.D., Ph.D., age 81, has served on our board of directors since March 2001. He also has served on our nominating and governance committee since September 2009, on our compensation committee since July 2011 and on our scientific committee since September 2019.  Dr. Hood previously served as a member of our audit committee from September 2009 to December 2009 and from June 2012 to September 2012. Dr. Hood has served as senior vice president and chief science officer of Providence Health & Services, a multi-state, not-for-profit health system, since April 2016, and is the chief strategy officer of the Institute for Systems Biology, a non-profit research institute dedicated to the study and application of systems biology. Dr. Hood co-founded the Institute for Systems Biology in 2000 and served as its president through December 2017. Previously, Dr. Hood was founder and chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood also co-founded Amgen, Inc., Applied Biosystems, Inc., Darwin Molecular Technologies, Inc., Rosetta Inpharmatics, Inc. and SyStemix, Inc. Dr. Hood is a member of the National Academy of Sciences, the American Philosophical Society, the American Association of Arts and Sciences, the Institute of Medicine and the National Academy of Engineering. Dr. Hood received his Ph.D. and B.S. from the California Institute of Technology and his M.D. from The Johns Hopkins School of Medicine.

Our nominating and governance committee has concluded that Dr. Hood should continue to serve on the board of directors based on his scientific expertise in drug discovery and development and experience in founding and building biotechnology and pharmaceutical companies.

Continuing Directors until the 2022 Annual Meeting

RAY ASPIRI Age: 83 Director Since: 1995 Committees: Audit, Compensation (chair), and Nominating and Governance

Ray Aspiri, 83, has served on our board of directors since January 1995 and previously served as our treasurer from January 1999 to September 2007. Mr. Aspiri has also served as chairman of our compensation committee since January 1995 and as a member of our nominating and governance and audit committees since September 2009 and July 2011, respectively. From his founding of the company in 1997 until its sale in December 2012, Mr. Aspiri served as the chairman of the board of Tempress Technologies, Inc., a privately held research and development company that specialized in high-pressure fluid dynamics for the oil and gas industry. From 1980 to 1997, Mr. Aspiri served as the chairman of the board and chief executive officer of Tempress, Inc., a privately held company specializing in products for the truck, marine and sporting goods industries.

Our nominating and governance committee has concluded that Mr. Aspiri should continue to serve on the board of directors based on his experience in founding and managing companies, his knowledge of commercial manufacturing and his prior experience serving on our board of directors and as chairman of our compensation committee. Mr. Aspiri has indicated an interest in potentially retiring from the board of directors before the conclusion of the term expiring at the 2022 Annual Meeting of Shareholders and has requested that we continue our ongoing search for additional director candidates to replace Mr. Aspiri should he elect to retire from our board of directors prior to the expiration of his current term.

2020 PROXY STATEMENT / 9

ARNOLD C. HANISH Age: 72 Director Since: 2012 Committee: Audit (chair)

Arnold C. Hanish, age 72, has served on our board of directors and as chairman of our audit committee since September 2012. From 1994 until his retirement in December 2012, Mr. Hanish served as vice president and chief accounting officer at Eli Lilly and Company. Prior to his appointment as chief accounting officer, Mr. Hanish held a number of senior financial positions at Eli Lilly. Before Eli Lilly, Mr. Hanish held various positions at Arthur Young & Company (currently Ernst & Young) for nearly 14 years.  Mr. Hanish currently is a member of the Deloitte and Touche Audit Quality Review Council. Mr. Hanish currently serves as a member of the board of directors of Salarius Pharmaceuticals, Inc. Mr. Hanish was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board from 2004 through 2008 and from 2011 through 2012. In addition, from 2007 to 2010, he served as the chairperson of Financial Executives International’s Committee on Corporate Reporting. Mr. Hanish was inducted into the Financial Executives International Hall of Fame in 2016. Mr. Hanish earned his B.A. in accounting from the University of Cincinnati.

Our nominating and governance committee has concluded that Mr. Hanish should continue to serve on the board of directors based on his experience in public company finance and accounting, reporting to the U.S. Securities and Exchange Commission, or SEC, management and corporate governance, his knowledge of the pharmaceutical and biotechnology industry and his experience as the chairman of our audit committee.

RAJIV SHAH, M.D. Age: 47 Director Since: 2015 Committees: Scientific

Rajiv Shah, M.D., age 47, has served on our board of directors since June 2015 and on our scientific committee since September 2019.  Dr. Shah has served as the president of the Rockefeller Foundation since February 2017. From March 2015 to February 2017, Dr. Shah was the managing partner of Latitude Capital, an emerging markets private equity firm that he founded. Dr. Shah served as administrator of the United States Agency for International Development, or USAID, from January 2010 to February 2015. Dr. Shah served as undersecretary and chief scientist at the U.S. Department of Agriculture from May 2009 to January 2010, during which time he created the National Institute for Food and Agriculture. Prior to working in government, Dr. Shah worked in senior roles at the Bill & Melinda Gates Foundation, leading the Foundation’s efforts in global health, agriculture and financial services. Dr. Shah also serves on the board of trustees of the Rockefeller Foundation and is a distinguished fellow in residence at Georgetown University, Edmund A. Walsh School of Foreign Service. From March 2015 to June 2017, Dr. Shah served on the board of directors of Arcadia Biosciences, Inc., a publicly traded agricultural technology company. Dr. Shah earned his M.D. from the University of Pennsylvania Medical School, his M.S. in Health Economics at the Wharton School of Business and his B.S. in Economics from the University of Michigan.

Our nominating and governance committee has concluded that Dr. Shah should continue to serve on the board of directors based on his experience in government, regulatory affairs, international development and strategic partnerships, as well as his scientific background.

2020 PROXY STATEMENT / 10

CORPORATE GOVERNANCE

Board Leadership Structure

Gregory A. Demopulos, M.D., is our principal executive officer and chairman of the board of directors. Thomas J. Cable is our lead independent director. The responsibilities of our lead independent director are to:

•	serve as chairman of meetings of the board of directors at which the chairman of the board is not present, such as executive sessions of the non-executive directors;
•	call meetings of the non-executive directors as he deems appropriate;
•	serve as the principal liaison on board-wide issues between the chairman of the board and the non-executive directors; and
•	coordinate the activities of the non-executive directors as he deems appropriate.

Taking into account Dr. Demopulos’ in-depth knowledge of our operations, programs and strategy, as well as the oversight authority granted to our lead independent director and the independent committees of our board of directors, our board of directors has determined that combining the roles of principal executive officer and chairman of the board of directors and appointing a separate lead independent director is the appropriate board leadership structure for us and our shareholders at this time because it promotes unified leadership and allows for a single, clear focus for management to execute the company’s strategy and business plans, while at the same time maintaining a leadership structure for the company’s independent directors.

Risk Oversight

Our management is primarily responsible for assessing and managing risk, while our board of directors is responsible for overseeing management’s execution of its responsibilities, including risk management. The board of directors is supported by its committees in fulfillment of this responsibility. In particular, the audit committee focuses on our overall financial risk by evaluating our internal controls and disclosure policies, as well as the integrity of our financial statements and periodic reports. Our compensation committee strives to create incentives that encourage a reasonable and appropriate level of risk-taking consistent with our business strategy. Finally, the nominating and governance committee is responsible for reviewing our corporate governance and developing and maintaining corporate governance policies and procedures that are appropriate in light of the risks we face.

Director Independence

Our board of directors has determined that Mr. Aspiri, Dr. Bumol, Mr. Cable, Mr. Hanish, Dr. Hood, Dr. Shah and Mr. Zumwalt each meet the independence requirements under applicable listing standards of The Nasdaq Stock Market LLC, or Nasdaq, as well as applicable rules promulgated by the SEC.

Board and Committee Meeting and Annual Meeting Attendance

Our board of directors held a total of nine meetings during 2019. No directors, except for Dr. Shah, attended fewer than 75% of the total number of board meetings and the total number of committee meetings of the board on which he served during 2019.

We encourage, but do not require, our board members to attend our annual meeting of shareholders. Five of the eight directors then serving on our board attended our 2019 Annual Meeting of Shareholders.

Whistleblower Policy

We have adopted a whistleblower policy applicable to our employees that provides for protection from retaliation or discrimination by our company due to reporting issues relating to compliance with applicable laws and regulations.

2020 PROXY STATEMENT / 11

Corporate Governance Documents

Please visit our investor relations website at investor.omeros.com, under “Governance,” for additional information on our corporate governance including:

•	the charters approved by our board of directors for the audit committee, compensation committee and nominating and governance committee;
•	our code of business conduct and ethics;
•	our corporate governance principles, which includes policies on shareholder communications with the board of directors, director attendance at our annual meetings and succession planning; and
•	our lead independent director charter.

In the event of any amendment to, or waiver from, a provision of our code of business conduct and ethics, we will promptly post on our investor relations website relevant information regarding the amendment or waiver, including the date and the nature of the event. Our website and the information contained on, or that can be accessed through, our website is not a part of this proxy statement.

Committees of the Board of Directors

Our board of directors has standing audit, compensation,  nominating and governance, and scientific committees, each of which has the composition and responsibilities described below. The following table provides membership information for each committee during 2019:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Scientific Committee
Ray Aspiri
Thomas F. Bumol, Ph.D.
Thomas J. Cable
Gregory A. Demopulos, M.D.
Peter A. Demopulos, M.D.
Arnold C. Hanish
Leroy E. Hood, M.D., Ph.D.
Rajiv Shah, M.D.
Kurt Zumwalt

Chair	Member

2020 PROXY STATEMENT / 12

Audit Committee

Committee Members •Arnold C. Hanish (chair) * •Ray Aspiri •Thomas J. Cable Number of meetings in fiscal 2019: 6

Responsibilities:

Under its charter, the audit committee is responsible for, among other things:

•selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•reviewing the adequacy and effectiveness of our internal control policies and procedures;

•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•reviewing and approving, in advance, any proposed related-party transactions and monitoring compliance with our code of business conduct and ethics; and

•preparing the audit committee report that the SEC requires in our annual meeting proxy statements.

Our board of directors has determined that each member of our audit committee meets current Nasdaq and SEC requirements for independence for audit committee members. Our board of directors has also determined that Mr. Hanish is an “audit committee financial expert” as defined in SEC rules.

*Audit Committee Financial Expert

2020 PROXY STATEMENT / 13

Compensation Committee

Committee Members •Ray Aspiri (chair) •Thomas J. Cable •Leroy E. Hood, M.D., Ph.D. Number of meetings in fiscal 2019: 7

Responsibilities:

Under its charter, the compensation committee is responsible for, among other things:

•evaluating the performance of our executive officers and approving their compensation and other terms of employment and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•evaluating and recommending to our board of directors the equity incentive plans, compensation plans and similar programs advisable for us;

•administering our equity incentive plans;

•reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•preparing the compensation committee report that the SEC requires in our annual proxy statement.

Our board of directors has determined that each member of our compensation committee meets current Nasdaq requirements for independence of compensation committee members. In addition, our board of directors has determined that each member of the compensation committee is a non-employee director for purposes of Rule 16b‑3 of the Exchange Act.

Processes and Procedures

Our board of directors has delegated to the compensation committee the authority to determine the compensation for our executive officers. Non-executive director compensation is recommended by our compensation committee to the board of directors for approval. Our executive officers participate in general discussions with our compensation committee and board of directors about executive compensation matters but they do not participate in discussions during which their individual compensation is considered. The compensation committee may delegate any or all of its authority under its charter to one or more subcommittees. The compensation committee may also delegate to our CEO the authority to grant employee stock options or other equity-based awards to employees of the company or any subsidiary of the company who are not directors or executive officers of the company, on such terms and subject to such limitations as the compensation committee may determine.

Compensation Committee Interlocks and Insider Participation

During 2019,  Mr. Aspiri, Mr. Cable and Dr. Hood served on our compensation committee. During 2019, no member of our compensation committee was an officer or employee or formerly an officer of our company, and, except as set forth under the section entitled “Transactions with Related Persons” in this proxy statement, no member had any relationship that would require disclosure as a related person transaction under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

2020 PROXY STATEMENT / 14

Scientific Committee

Committee Members •Thomas F. Bumol, Ph.D. (chair) •Peter A. Demopulos, M.D. •Leroy E. Hood, M.D., Ph.D. •Rajiv Shah, M.D.

Responsibilities:

Our board of directors appointed a scientific committee in September 2019. Under its charter, which was adopted in December 2019, the scientific committee is responsible for, among other things:

•reviewing, evaluating and advising the board on our research and development pipeline;

•identifying and evaluating scientific, medical and technological trends and developments relevant to our research and development programs;

•recommending approaches to building, acquiring and maintaining technology positions;

•assisting our board of directors with its oversight responsibility for enterprise risk management related to our research and development; and

•evaluating and monitoring our compliance with industry standards for scientific integrity in the conduct of research and development.

Nominating and Governance Committee

Committee Members •Thomas J. Cable (chair) •Ray Aspiri •Leroy E. Hood, M.D., Ph.D. Number of meetings in fiscal 2019: 2

Responsibilities:

Under its charter, the nominating and governance committee is responsible for, among other things:

•assisting the board of directors in identifying prospective director nominees and recommending director nominees to our board of directors for each annual meeting of shareholders;

•evaluating nominations by shareholders of candidates for election to our board of directors;

•recommending governance principles to our board of directors;

•overseeing the evaluation of our board of directors;

•reviewing shareholder proposals for our annual meetings;

•evaluating proposed changes to our charter documents;

•reviewing and assessing our senior management succession plan; and

•recommending to our board of directors the members for each board committee.

Our board of directors has determined that each member of our nominating and governance committee meets current Nasdaq requirements for independence.

Shareholder Recommendations and Nominees

It is the policy of our board of directors that the nominating and governance committee consider both recommendations and nominations for candidates to the board of directors from shareholders so long as such recommendations and nominations comply with our articles of incorporation, bylaws and applicable law, including the rules and regulations of the SEC. Shareholders may recommend director nominees for consideration by the nominating and governance committee by writing to us at the address below and providing evidence of the shareholder’s

2020 PROXY STATEMENT / 15

ownership of our stock, the nominee’s name, home and business address and other contact information, as well as the nominee’s detailed biographical data and qualifications for board membership, description of all arrangements and understandings between the shareholder and the nominee, and information regarding any relationships between the recommended candidate and us within the last three fiscal years.

Following verification of the shareholder status of the person submitting the recommendation, all properly submitted recommendations will be promptly brought to the attention of the nominating and governance committee. Shareholders who desire to nominate persons directly for election to the board of directors at an annual meeting of shareholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. See “Shareholder Proposals for 2021 Annual Meeting.” Any vacancies on the board occurring between our annual meetings of shareholders may be filled by persons elected by a majority of the directors then in office, and any director so elected will serve until the next shareholders’ meeting at which directors are elected.

You may write to the nominating and governance committee at:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Nominating and Governance Committee

c/o Office of the General Counsel

Director Qualifications

The nominating and governance committee works with our chief executive officer to identify and recruit new directors and considers candidates proposed by shareholders as part of this process. The committee may also engage consultants or search firms, as it deems advisable, to identify director candidates. The committee also considers the composition of the board and director succession plans on an ongoing basis. In director succession planning, the nominating and governance committee and the board of directors take into account, among other things, the needs of the board of directors and the company with a view to achieving a balance of knowledge, skills, experience and other attributes that would be beneficial to the oversight role of the board of directors.

In addition, our corporate governance principles provide that the nominating and governance committee will consider, in identifying and evaluating potential director candidates, the issue of board diversity including gender, ethnicity, background, professional experience and perspective and that, if the nominating and governance committee engages a director search firm or other professional to assist it in identifying director nominees, the committee will refer such firm or other professional to this diversity policy and advise that candidates who would contribute to board diversity should be identified among the candidates under consideration.

Our board of directors believes that there are no specific minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess, except as may be required by rules promulgated by Nasdaq or the SEC. In evaluating the qualifications of the candidates, the nominating and governance committee will consider many factors, including issues of character, judgment, independence, diversity with respect to gender, race, ethnicity, background, professional experience and perspective, teamwork, familiarity with the pharmaceutical and biotechnology industry, age, area of expertise, corporate experience, length of service and other commitments, as well as a commitment to the long-term interests of Omeros and its shareholders. The nominating and governance committee will evaluate these factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee will consider each individual candidate in the context of the current perceived needs of the board as a whole. While the board of directors has not established specific minimum qualifications for director candidates, the board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have qualifications that will increase overall board effectiveness and (d) meet other requirements as may be required by applicable rules of Nasdaq and the SEC.

2020 PROXY STATEMENT / 16

Voting for Directors

Our corporate governance principles provide that in an uncontested election, if the number of votes cast for the incumbent nominee’s election does not exceed the number of votes cast against the incumbent nominee’s election, the incumbent nominee shall tender a resignation promptly following certification of the shareholder vote. Abstentions and broker non-votes will not be counted as votes cast for or against the incumbent nominee. The nominating and governance committee will consider the resignation offer and recommend to the board of directors whether to accept it. Our board of directors, including a majority of the independent directors, will act on the nominating and governance committee’s recommendation within 90 days following certification of the results of the shareholder meeting. If our board of directors decides not to accept the director’s resignation, we will disclose the board’s decision on a Current Report on Form 8-K filed with the SEC.

Shareholder Communication with the Board of Directors

It is the policy of our board of directors to allow shareholders to communicate with its directors. Communications may be addressed to the entire board, to the non-management directors as a group or to any individual director. All such communications will be initially received and processed by the office of our general counsel. Spam, junk mail, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements and threatening, hostile, illegal and similarly unsuitable communications will not be delivered to the board, but will be made available to a director upon request. To contact members of the board of directors, a shareholder should send a letter to the address below:

Omeros Corporation The Omeros Building 201 Elliott Avenue West Seattle, Washington 98119 Attn: The Board of Directors c/o Office of the General Counsel

2020 PROXY STATEMENT / 17

NON-EMPLOYEE DIRECTOR COMPENSATION

To attract and retain qualified non-employee candidates to serve on the board of directors, we utilize a combination of cash and equity-based incentive compensation. The significant amount of time that members of the board expend in fulfilling their duties, as well as the skill level required of our directors, is evaluated in setting director compensation, along with director compensation levels at companies in our peer group. We also reimburse our directors for travel and incidental expenses incurred in the performance of their services for us. Director compensation is reviewed periodically by the compensation committee with input from the compensation committee’s independent third-party consultant, Compensia, Inc., or Compensia, a national compensation consulting firm providing executive compensation advisory services. Our non-employee director compensation policy was last updated by the board of directors in 2017 following the recommendation of the compensation committee and advice from Compensia with respect to the practices of peer companies. The 2017 update to our non-employee director compensation policy was intended to bring the total compensation of non-employee directors to approximately the median of our peers.

The non-employee director compensation policy provides that a non-employee director is automatically granted an option to purchase 15,000 shares of our common stock upon his or her initial appointment or election to the board, subject to vesting in equal annual installments over a three-year period beginning on the date the director took office. In addition, on the date of each annual meeting of shareholders, each non-employee director who has served as a director for at least six months and who will continue to serve as a director after the annual meeting is automatically granted an option to purchase 7,500 shares of our common stock that vests in full on the day prior to the date of the next annual meeting of shareholders. The per share exercise price for options granted to non-employee directors is equal to the closing public trading price of our common stock on the date of grant, and vesting is conditioned on the director’s continued service as a director through the applicable vesting dates.

Under our policy, each non-employee director receives an annual cash retainer of $40,000 for service on the board of directors, plus additional fees for committee service, as applicable. Committee fees are $7,500, $5,000 and $2,500 per year for service as a non-chair member of the audit, compensation and nominating and governance committees, respectively, while fees for the chairs of those committees are $15,000, $10,000 and $5,000 per year, respectively. In addition, our lead independent director receives an annual retainer of $10,000 for his service in such capacity. Director fees are paid on a quarterly basis as earned on a prorated basis.

The following table shows the compensation of each person who served as a non-employee director during the fiscal year ended December 31, 2019.

2019 Non-Employee Director Compensation

The following table shows the compensation of each person who served as a non-employee director during the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Ray Aspiri	60,000	85,170	145,170
Thomas F. Bumol, Ph.D.	35,618	142,190	177,808
Thomas J. Cable	67,500	85,170	152,670
Peter A. Demopulos, M.D.	40,000	85,170	125,170
Arnold C. Hanish	55,000	85,170	140,170
Leroy E. Hood, M.D., Ph.D.	47,500	85,170	132,670
Rajiv Shah, M.D.	40,000	85,170	125,170
(1)

The amounts reported in this column represent the grant date fair value of option awards granted to our non-employee directors during 2019 as computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The assumptions used to calculate the value of these option awards are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019.

2020 PROXY STATEMENT / 18

(2)

As of December 31, 2019,  Mr. Aspiri, Dr. Bumol, Mr. Cable, Dr. Peter Demopulos, Mr. Hanish, Dr. Hood and Dr. Shah held options to purchase 47,500, 15,000, 62,500, 57,500, 62,500, 62,500 and 47,500 shares of our common stock, respectively.

PROPOSAL 2 – APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution regarding the compensation of our named executive officers as reported in this proxy statement. This “say on pay” proposal gives our shareholders the opportunity to cast a non-binding advisory vote on our executive compensation policies and practices and the compensation of our named executive officers, as disclosed in this proxy statement. Because this vote is advisory, it will not be binding on the board of directors or compensation committee, nor will it override any prior decision or require the board of directors or compensation committee to take any action. However, the board of directors and the compensation committee will review the voting results and consider the outcome of this vote when making future decisions regarding executive compensation.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee of our board of directors has adopted the following principles to guide us in formulating our compensation policies and making compensation decisions:

•

provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•	establish a clear alignment between the interests of our executives and the interests of our shareholders;
•	reinforce a culture of ownership, excellence and urgency; and
•	create a direct and meaningful link between company business results, individual performance and compensation.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes our compensation policies and practices, as well as the related tables and narrative discussion that follow, which provide additional information on the compensation of our named executive officers. Our board of directors believes that the compensation of our named executive officers is appropriate and effective in achieving our corporate objectives and recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of the company, as disclosed in the proxy statement for the company’s 2020 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

2020 PROXY STATEMENT / 19

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and the components of our compensation program for our named executive officers. This section also discusses our executive compensation process. When we refer to our named executive officers in this proxy statement, we are referring to the following individuals, who were our only executive officers during 2019:

•     GREGORY A. DEMOPULOS, M.D., our president, chief executive officer and chairman of the board of directors, who is referred to as our CEO;

•     MICHAEL A. JACOBSEN, our vice president, finance, chief accounting officer and treasurer, who is referred to as our PFO;

•     PETER B. CANCELMO, J.D., our vice president, general counsel and secretary; and

•     MARCIA S. KELBON, J.D., MS., our former vice president, patents, general counsel and secretary.

In June 2019, Ms. Kelbon stepped down from her position as our vice president, patents, general counsel and secretary and Mr. Cancelmo was appointed vice president, general counsel and secretary. This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

EXECUTIVE SUMMARY

Business Highlights

During 2019, we made significant progress in our commercial, clinical, and preclinical programs. These advances included the items listed below.

OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3%, for addition to ocular irrigating solution Use: Cataract Surgery or intraocular lens replacement

Revenues for our FDA-approved commercial ophthalmology product OMIDRIA® (phenylephrine and ketorolac intraocular solution) 1%/0.3% increased throughout 2019 and total revenues for the full year 2019 improved by 274 percent from 2018. Fourth quarter 2019 revenue represented a 52 percent increase year-over-year compared to the fourth quarter 2018, the first quarter of the reinstatement of pass-through reimbursement. A new product-specific permanent J-code for OMIDRIA became effective on October 1, 2019, which standardizes the submission and payment of insurance claims across Medicare, Medicare Advantage, Medicaid and commercial insurance plans and provides for separate payment when used in the setting of the physician office. A growing number of studies documenting the clinical benefits of OMIDRIA in preventing complications and reducing opioid use supports our legislative and administrative efforts to secure continued separate payment for OMIDRIA.

MASP‑2 inhibitor narsoplimab (OMS721)

We are advancing three Phase 3 clinical programs for our lead MASP‑2 inhibitor narsoplimab (formerly referred to as OMS721) in the indications listed below.

2019 highlights in our narsoplimab program included:

2020 PROXY STATEMENT / 20

Hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA)

We initiated the rolling submission of our biologics license application, or BLA, for narsoplimab for the treatment of HSCT-TMA in October 2019. The clinical data from our completed pivotal trial for narsoplimab in this indication exceeded the safety and efficacy endpoints agreed to with the U.S. Food and Drug Administration, or FDA, and will comprise the clinical portion of the BLA and have also manufactured commercial supply for the anticipated market launch of narsoplimab. We also accelerated manufacturing of process validation lots required for the chemistry, manufacturing and controls portion of the BLA. We have received orphan drug designation from both the FDA and the European Commission for the treatment of HSCT-TMA, as well as breakthrough therapy designation from FDA for treatment of high-risk HSCT-TMA.

Immunoglobulin A (IgA) nephropathy

We are enrolling patients in our Phase 3 clinical trial evaluating narsoplimab in patients with IgA nephropathy at over 90 sites in the U.S. and internationally. We believe that the trial design will allow assessment for either full or accelerated approval following 36 weeks of patient assessment based on proteinuria results either (1) across the general population of study patients or (2) in the high-proteinuria subset of patients. We have received orphan drug designations from FDA and the European Commission and breakthrough therapy designation granted by FDA for narsoplimab in the treatment of IgA nephropathy.

Atypical hemolytic uremic syndrome (aHUS)

We continued enrollment in our single-arm, open-label Phase 3 clinical trial in patients with newly diagnosed or ongoing aHUS. We have active sites in the U.S., Europe and Asia for this trial. We received fast-track designation from FDA for narsoplimab in the treatment of patients with aHUS.

PDE7 (OMS527)

We reported positive results from our completed Phase 1 single-ascending- and multiple-ascending-dose clinical trial designed to assess the safety and pharmacokinetics of our PDE7 inhibitor compound in healthy subjects. The compound was well tolerated and pharmacokinetic data support once-daily dosing, with or without food. Our focus is nicotine addiction, and we are planning our Phase 2 development program.

MASP‑3(OMS906)

Toxicology studies to enable a clinical trial application for OMS906, our MASP-3 antibody, have been completed. Results indicate a favorable toxicology profile at all assessed dosing levels.  Drug product manufacturing to support a Phase 1 clinical trial has also been completed. We are currently targeting paroxysmal nocturnal hemoglobinuria as the first clinical indication for OMS906.

MASP-2/MASP-3 Lifecycle Development

We continue to make progress on development of our longer-acting second-generation MASP-2 antibody. We are also developing small-molecule inhibitors against MASP-2, designed for oral availability, as well as against MASP-3.

2020 PROXY STATEMENT / 21

GPR174

We discovered new cancer-immunity pathways controlled by GPR174, one of the 54 orphan G protein-coupled receptors, or GPCRs, that we have unlocked in our GPCR program. Our research has shown that GPR174, when combined with the inhibition of the adenosine pathway, results in a synergistic enhancement of tumor-fighting cytokine production by T cells. Our studies in mouse models of melanoma and colon carcinoma also show that GPR174-deficiency resulted in significantly reduced tumor growth and improved survival of the animals. We are developing small molecule and antibody inhibitors of GPR174 with the goal of reaching the clinic as rapidly as possible.

Significant Executive Compensation Actions

We determine compensation for our named executive officers based on their ability to achieve operational goals that further our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. We generally make compensation adjustments on an annual basis in connection with approval of compensation adjustments for all eligible employees, although, in historical periods, compensation adjustments or the timing thereof have been affected by the availability of cash, the need to preserve capital or the achievement of significant corporate objectives.

In April 2019,  Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon received base salary adjustments and stock option awards in connection with the approval of salary adjustments and stock option awards to all eligible employees for company and individual performance in 2018.  Payment of cash bonuses for our named executive officers with respect to company and individual performance during 2018 were delayed until January 2020, except that Ms. Kelbon, who stepped down as vice president, patents, general counsel and secretary in June 2019, received a cash bonus in July 2019 in connection with cash bonus awards to eligible employees.

In March 2020, our compensation committee approved stock option awards for all eligible employees, including our named executive officers, on the basis of company and individual performance in 2019. During 2020, we also expect to make salary adjustments and grant cash bonuses to eligible employees, including our named executive officers, on the basis of company and individual performance in 2019.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

We operate in a highly competitive business environment, which is constantly reshaped by medical advances, frequent changes to market and regulatory requirements and the emergence of new competitive technologies. To thrive in this environment, we must work rapidly to create and refine new development programs and product candidates, drive product candidates toward commercialization, achieve commercial objectives and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these goals, we need a highly talented team of technical and business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have employed a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on the creation of long-term shareholder value and rewarding our executive officers for achieving our strategic objectives.

We orient our executive compensation program to:

•     provide total compensation opportunities that enable us to recruit and retain executives with the experience and skills to manage the growth of our company and lead us to the next stage of development;

•     establish a clear alignment between the interests of our executives and the interests of our shareholders;

•     reinforce a culture of ownership, excellence and urgency; and

•     create a direct and meaningful link between company business results, individual performance and compensation.

2020 PROXY STATEMENT / 22

EXECUTIVE COMPENSATION-SETTING PROCESS

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for establishing our executive compensation philosophy and administering our executive compensation program, as well as determining and approving the compensation for our executive officers. The compensation committee periodically reports to our board of directors on its deliberations and actions. The compensation committee, with the assistance of Compensia, reviews our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes. In addition to the services mentioned above, Compensia also recommends to our board of directors or compensation committee any modifications of our existing plans, or new plans or programs, from time to time as requested by our board of directors or compensation committee.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Typically, our senior management assists the compensation committee and Compensia by providing information on company and individual performance, market data and management’s perspective and recommendations on compensation matters. Our CEO reviews data compiled by Compensia and our senior management and, after discussion with Compensia, makes recommendations to the compensation committee regarding the compensation of our executive officers and significant employees. Our CEO does not make recommendations with respect to his own compensation and excuses himself from compensation committee meetings when his compensation is discussed. While the compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters and receives guidance from Compensia, the compensation committee makes its decisions independently and may consider factors and information other than our CEO’s recommendations and proposals.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of compensation consultants and other advisors in connection with the discharge of its responsibilities. The compensation committee has engaged Compensia to assist it from time to time in assessing a set of executive compensation guiding principles, to evaluate the competitiveness of our executive officers’ compensation and to assist it in designing and implementing our executive compensation program. Compensia serves at the discretion of the compensation committee. Our compensation committee has evaluated Compensia’s independence using the factors specified by the SEC and Nasdaq listing standards and has determined that the work performed by Compensia in 2019 does not give rise to any conflict of interest. Compensia provided advisory services to the compensation committee with respect to executive compensation in 2019 but did not provide other services.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and current compensation levels and to assist it in setting compensation levels, the compensation committee refers to compensation data compiled with respect to the compensation paid to executives in a peer group of comparable companies in our industry.

With Compensia’s assistance, our compensation committee developed this group, which we refer to as the Peer Group, in early 2019, which the compensation committee used in connection with compensation decisions for the 2019 performance year. Peer companies were selected for the revised Peer Group based on their comparability to Omeros in

2020 PROXY STATEMENT / 23

terms of stage of development, depth and diversity of pipeline programs, and revenue and market capitalization. The Peer Group is comprised of the following companies:

•    ACADIA Pharmaceuticals, Inc.

•    Akcea Therapeutics, Inc.

•    Alder Biopharmaceuticals, Inc.*

•    Amicus Therapeutics, Inc.

•    BioCryst Pharmaceuticals, Inc.

•    Clovis Oncology, Inc.

•    Corcept Therapeutics Incorporated

•    Dermira, Inc.*

•    Enanta Pharmaceuticals, Inc.

•    Heron Therapeutics, Inc.

•    Insmed, Incorporated

•    Intercept Pharmaceuticals, Inc.

•    La Jolla Pharmaceutical Co.

•    Portola Pharmaceuticals, Inc.

•    Progenics Pharmaceuticals, Inc.

•    PTC Therapeutics, Inc.

•    Radius Health, Inc.

•    Retrophin, Inc.

•    Rigel Pharmaceuticals, Inc.

•    Spectrum Pharmaceuticals, Inc.

•    Vanda Pharmaceuticals, Inc.

*Alder Biopharmaceuticals, Inc. was acquired in late 2019, and Dermira, Inc. was acquired in early 2020.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

The following is a summary of our total compensation program for the executive officers for 2019.

Component	Objective and Basis	Form
Base Salary	Used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers.	Cash
Annual Bonus

Provide incentives for our named executive officers and other employees to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the year to reflect any changes in our operating plans and strategy.

Cash and/or additional equity awards
Equity Compensation

Provide incentives and to reward our named executive officers for long-term corporate performance based on the value of our common stock and thereby align the interests of our executive officers, and other key employees, with those of our shareholders.

Stock Options
Retirement or Other Benefits

Establish a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

401 (k) plan; medical, dental, and vision benefits; dependent care spending accounts; disability insurance; and accidental death and basic life insurance.
Perquisites and Other Personal Benefits

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our CEO. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes.

Limited (see “Perquisites and Other Personal Benefits” for more information)

2020 PROXY STATEMENT / 24

The following is a description of each component of our executive compensation program, the rationale for each component and how awards were determined in 2019.

Base Salary

The compensation committee reviews the base salaries of our named executive officers each year. In assessing these base salary levels, the compensation committee considers market competitiveness based on Peer Group and survey data, the executive officer’s past and expected future contributions to Omeros, his or her knowledge, experience and responsibilities and the relative base salaries and responsibilities of the other members of our senior management team.

In April 2019, Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon received a three percent increase in their respective base salaries in connection with the increase of base salaries for all eligible employees following review of market adjustment and Peer Group data. Consistent with our implementation of company-wide salary changes in prior years, these base salary increases were made retroactive to April 1, 2019. In June 2019, the compensation committee increased Mr. Cancelmo’s base salary in connection with his appointment as our vice president, general counsel and secretary. Base annual salary rates in 2019 for our named executive officers, after giving effect to the base salary increases, were as follows:

Named Executive Officer	Adjusted 2019 Base Salary
Gregory A. Demopulos, M.D.	$799,418
Michael A. Jacobsen	$366,063
Peter B. Cancelmo, J.D.	$300,000
Marcia S. Kelbon, J.D., M.S.	$412,008

Annual Bonuses

Our compensation committee has the authority and discretion to award annual bonuses to our named executive officers. We believe bonuses provide an effective tool to motivate and retain our employees, including our named executive officers, and achieve our business objectives.

With respect to our payment of bonuses, the compensation committee first establishes a target bonus amount for each named executive officer. This amount is calculated as a percentage of the named executive officer’s base salary, which can range from 20% to 100% for an individual performance year. The target amounts are reviewed and revised as needed to align with competitive market compensation paid to similarly situated executives at the companies in the Peer Group and to properly address individual responsibilities and experience, internal pay equity and other factors. The extent to which these bonuses are actually paid is determined at the discretion of the compensation committee based primarily upon an assessment of our achievement of the corporate performance objectives for the year, with consideration also being given to an assessment of each named executive officer’s individual performance and contribution to achievement of our corporate performance objectives.

Preliminary performance objectives are established by the board of directors, with input from our named executive officers and other members of senior management, as corporate goals that reflect our business priorities for the year and may be weighted by relative importance. For each performance year, the compensation committee, in consultation with the board of directors, reviews the corporate performance objectives and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of named executive officer compensation. The objectives and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. The compensation committee retains full discretion to adjust individual bonus awards upwards for exceptional performance and to otherwise adjust bonus awards upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year. In addition, depending on the company’s cash position, the compensation committee has the discretion, after consulting with the board of directors

2020 PROXY STATEMENT / 25

and our CEO, to not pay cash bonuses to conserve cash and support ongoing development programs and commercialization efforts.

With the exception of a bonus paid to Ms. Kelbon in July 2019 in connection with cash bonus awards to eligible non-executive employees, the compensation committee did not make a determination on cash bonuses for our named executive officers for the 2018 performance year until January 2020, and no cash bonuses were paid to Dr. Demopulos or Mr. Jacobsen in 2019. Ms. Kelbon stepped down from her position as vice president, patents, general counsel and secretary in June 2019. Mr. Cancelmo received a signing bonus of $15,000 upon joining Omeros in January 2019.

We expect that we will pay bonuses during 2020 to our eligible employees, including our named executive officers, based on the level of achievement of corporate performance objectives established in early 2019 and the compensation committee’s discretion. Corporate objectives established for the 2019 performance year included, among other things, OMIDRIA sales levels, progress toward permanent pass-through reimbursement for OMIDRIA, achievement of positive clinical data in our narsoplimab program and progress in regulatory submissions.

Equity Compensation

Historically, we have not applied a rigid formula in determining the size of the equity awards that are granted to our executive officers. Instead, the compensation committee has exercised its judgment, taking into consideration, among other things, Peer Group data compiled by Compensia as well as company performance, an evaluation of the expected and actual performance of each named executive officer, each named executive officer’s responsibilities, experience, skills and contributions, the cash compensation received by each named executive officer, relative internal pay equity and market conditions. The compensation committee generally also considers the existing equity holdings of each named executive officer, including the current economic value of their unvested equity and the ability of these unvested holdings to satisfy our objectives of retaining and incentivizing our executive officers. Based on these factors, the compensation committee, with data received from Compensia and, with respect to Mr. Jacobsen, Mr. Cancelmo and Ms. Kelbon, input from the CEO, determines the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value. The compensation committee has historically granted equity awards in the form of stock options, although it is authorized to grant other types of equity awards, including restricted stock and restricted stock units, and may do so in the future.

The compensation committee grants stock option awards on an annual basis. In February 2019, the compensation committee granted stock option awards to our employees, including our then-serving named executive officers. In determining the size of the stock option awards for the named executive officers, the compensation committee considered their individual performance and the corporate milestones achieved in 2018, discussed above, as well as internal equity and related factors. The compensation committee also granted stock option awards to Mr. Cancelmo in January 2019, upon his joining Omeros, and in June 2019, upon his appointment as vice president, general counsel and secretary.

Historically, stock option awards granted by our compensation committee in connection with annual performance reviews vest in equal monthly installments over a four-year period. The per share exercise price for our stock option awards is equal to the fair market value of our common stock on the date of grant. The fair market value is the closing public trading price of our common stock on the date of grant or, if the equity award is granted on a day when the trading market for our common stock is closed, the closing public trading price on the most recent trading day prior to the date of grant.

The stock option awards granted to our named executive officers in February 2019 have an exercise price of $13.45 per share and vest in equal monthly installments over a four-year period commencing February 8, 2019. The stock option award granted to Mr. Cancelmo in January 2019 has an exercise price of $11.85 per share and vests over a four-year period commencing January 1, 2019, with 25% of the total number of shares subject to the award vesting on January 1, 2020 and the remaining shares vesting in equal monthly installments thereafter. The stock option award granted to Mr. Cancelmo in June 2019 has an exercise price of $16.63 per share and vests in equal monthly installments over a

2020 PROXY STATEMENT / 26

four-year period commencing on June 10, 2019. The stock option awards granted to our named executive officers in 2019 were as follows:

	Number of Shares of Common Stock
	Underlying Stock Option Awards
Named Executive Officer	Granted January 2019	Granted February 2019	Granted June 2019
Gregory A. Demopulos, M.D.		425,000
Michael A. Jacobsen		65,000
Peter B. Cancelmo, J.D.	20,000		20,000
Marcia S. Kelbon, J.D., M.S.		65,000

Retirement and Other benefits

We have established a broad-based tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, or post-tax contributions under a Roth option, of up to 100% of their current compensation, not to exceed the applicable statutory income tax limitation (which was $19,000 in 2019, or $25,000 if over age 50). We have an annual matching program based on salary deferral contributions made by participants in the plan. The company contribution is a match of the amount participants contribute to the plan, up to 4% of their eligible earnings or a maximum employer match of $4,000 per year. Participants must be employed with the company at December 31 of each year to be eligible for the matching contribution. The matching contribution vests at 25% per year beginning upon the participant’s initial employment at the company. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that deferral contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our employees, including our named executive officers, consist of medical, dental and vision benefits, medical and dependent care flexible spending accounts, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same basis as to all of our full-time employees.

Perquisites and Other Personal Benefits

Historically, with the exception of parking expenses, we only have provided perquisites or other personal benefits to our CEO. Pursuant to the terms of his employment agreement, we pay certain expenses incurred by our CEO, including his medical malpractice insurance premiums and practice fees so that he may continue to practice medicine, as well as parking expenses and business-related information technology expenses. We believe that his ability to maintain his position as a practicing surgeon is beneficial to our corporate objectives including, for example, by providing him with insight in determining the strategic direction of the company and our specific drug development programs as well as establishing relationships with key medical opinion leaders.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, however, we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to significant perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Our named executive officers are not eligible to receive any tax “gross-ups” or other tax reimbursement payments.

Employment Agreement and Post-Employment Compensation

Except for our CEO, we do not have employment agreements with our named executive officers. For a summary of the material terms and conditions of the employment agreement with our CEO, see “Employment Agreement with Gregory A. Demopulos, M.D.” below in this proxy statement. Our CEO’s current employment agreement, which was entered into in 2010, was deemed necessary by our compensation committee to provide a competitive compensation package to retain someone with his unique skill set and medical expertise. At the same time, the compensation

2020 PROXY STATEMENT / 27

committee was sensitive to the need to balance the market competitiveness with the financial limitations of a development-stage life sciences company.

As part of his compensation package, the CEO’s employment agreement includes certain severance obligations and other provisions that apply in the event of termination of his employment under specified circumstances, including following a change in control of our company. The compensation committee determined that these provisions were necessary to induce our CEO to limit his medical practice in exchange for the uncertainty of a demanding position in the company and were developed based on negotiations with our CEO. The compensation committee believes that these protections continue to serve a retention purpose and help our CEO maintain his focus on his duty to maximize shareholder value if there is a potential transaction that could involve a change in control of our company. For a summary of these provisions, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

In addition, we provide all of our employees, including our named executive officers, with accelerated vesting benefits for their equity awards in the event of a change in control of the company. We have provided this benefit to encourage our employees to focus on their responsibilities and not be distracted by the potential effect of a change in control of our company on their employment status. For a summary of the material terms and conditions of these benefits, see “Potential Payments upon Termination or Change in Control” below in this proxy statement.

HEDGING AND PLEDGING POLICY

Under our insider trading policy, all of our employees, including our executive officers, as well as our directors are prohibited from engaging in short sales of our stock as well as in transactions in publicly traded options, such as puts and calls, or in other derivative securities with respect to our securities, with the exception of stock options and other securities issued pursuant to our compensatory benefit plans. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

Our insider trading policy also prohibits our executive officers and directors from pledging our securities as collateral for loans or holding our securities in margin accounts in which the securities may be sold without the officer’s or director’s consent unless certain preclearance requirements and restrictions are satisfied including approval by our board of directors or the audit committee of the board of directors. As permitted by our insider trading policy, we have granted exemptions to our CEO and The Demopulos Family Trust to permit each to pledge shares of Omeros common stock as collateral for a line of credit.

TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Executive Compensation

As described above, the compensation committee believes that its primary responsibility is to provide a compensation program that enables us to attract, retain and motivate highly qualified and talented executive officers. Accordingly, while the compensation committee considers all cost elements of our executive compensation programs, the compensation committee may, in its judgment, authorize compensation payments that exceed the $1.0 million limit on deductible compensation under Section 162(m) of the Code when it believes that such payments are appropriate to attract, retain and reward executive talent and to promote our corporate objectives.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that may become payable as a result of the application of Sections 280G or 4999.

Section 409A of the Code imposes significant additional taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we did not have a traditional nonqualified deferred compensation plan in place for our executive officers during 2019,

2020 PROXY STATEMENT / 28

Section 409A applies to certain equity awards and severance arrangements. We believe that we have structured our equity awards in a manner intended to comply with the applicable Section 409A conditions.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, Compensation — Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10‑K for the year ended December 31, 2019.

COMPENSATION COMMITTEE Ray Aspiri, Chairman Thomas J. Cable Leroy E. Hood, M.D., Ph.D.

2020 PROXY STATEMENT / 29

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table reflects our named executive officers’ compensation for the years ended December 31, 2019, 2018 and 2017.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)	($)(4)	($)
Gregory A. Demopulos, M.D.	2019	793,597	—	4,011,320	—	20,217	4,825,134
President, Chief Executive Officer and	2018	770,483	700,000	3,250,275	—	19,581	4,740,339
Chairman of the Board of Directors	2017	748,041	901,725	2,864,963	—	20,555	4,535,284
Michael A. Jacobsen	2019	363,398	—	613,496	—	6,556	983,450
Vice President, Finance, Chief	2018	352,814	69,010	557,190	—	6,630	985,644
Accounting Officer and Treasurer	2017	338,769	136,179	534,793	—	6,586	1,016,327
Peter B. Cancelmo, J.D. (1)	2019	287,500	15,000	398,046	—	5,413	705,959
Vice President, General Counsel and Secretary
Marcia S. Kelbon, J.D., M.S. (1)	2019	409,008	90,002	613,496	—	6,618	1,119,124
Former Vice President, Patents,	2018	397,095	77,671	603,623	—	6,693	1,085,082
General Counsel and Secretary	2017	381,287	258,121	572,993	—	6,651	1,219,052
(1)	In June 2019, Ms. Kelbon stepped down as vice president, patents, general counsel and secretary, and Mr. Cancelmo was appointed as our vice president, general counsel and secretary.
(2)

The compensation committee did not make a determination on bonuses for named executive officers in 2019 or with respect to 2019 performance. Bonuses with respect to 2018 performance were determined and paid in January 2020. Mr. Cancelmo received a signing bonus upon joining the company in January 2019 but was not eligible for a bonus with respect to 2018 performance.

(3)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(4)

All Other Compensation includes perquisites and other personal benefits paid to Dr. Demopulos of $15,587, $14,831 and $15,805 in 2019, 2018 and 2017, respectively. Perquisites and personal benefits provided in 2019 consisted of expenses incurred by Dr. Demopulos to retain his medical license, including medical malpractice insurance premiums and practice fees, parking expenses, business-related information technology expenses. In addition, in 2019 Dr. Demopulos received 401(k) matching contributions and life insurance premium payments under benefit plans available to all eligible employees. All Other Compensation for Mr. Jacobsen, Mr. Cancelmo and Ms. Kelbon includes life insurance premium payments, parking expenses and 401(k) matching contributions.

2020 PROXY STATEMENT / 30

2019 Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards made to our executive officers for the year ended December 31, 2019.

		All Other Option
		Awards: Number		Exercise or Base	Grant Date Fair
		of Securities		Price of Option	Value of Stock and
		Underlying Options		Awards	Option Awards
Name	Grant Date	(#)(1)		($/Sh)	($)(2)
Gregory A. Demopulos, M.D.	02/08/19	425,000	(3)	13.45	4,011,320
Michael A. Jacobsen	02/08/19	65,000	(3)	13.45	613,496
Peter B. Cancelmo, J.D.	01/02/19	20,000	(4)	11.85	166,832
Peter B. Cancelmo, J.D.	06/10/19	20,000	(5)	16.63	231,214
Marcia S. Kelbon, J.D., M.S.	02/08/19	65,000	(3)	13.45	613,496
(1)	These option awards were granted under the 2017 Plan.
(2)

Amounts shown in this column do not reflect compensation realized by the named executive officers. Instead, the dollar amounts reported in this column represent the grant date fair value of option awards granted to our named executive officers during the applicable year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. Realization of the compensation reported in this column, if any, is dependent upon the price of our common stock at the time the stock options are exercised.

(3)

The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 8, 2019 and will continue during such time as Ms. Kelbon actively provides consulting services to the Company.

(4)

The shares subject to this option award vest over a four-year period that began on January 1, 2019, with 25% of the total number of shares subject to the option award vesting on January 1, 2020 and the remaining shares vesting on a monthly basis in equal amounts.

(5)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on June 10, 2019.

2020 PROXY STATEMENT / 31

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table reflects outstanding equity awards held by each of the named executive officers as of December 31, 2019. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options (#)		Options (#)	Option Exercise	Option Expiration
Name	Exercisable		Unexercisable	Price ($)	Date
Gregory A. Demopulos, M.D.	215,000	(1)	—	6.31	04/06/20
	110,000	(2)	—	6.31	04/06/20
	220,039	(3)	—	4.10	01/08/22
	275,000	(4)	—	10.40	10/07/22
	350,000	(6)	—	9.37	09/25/23
	25,000	(6)	—	11.19	10/02/23
	450,000	(8)	—	11.58	10/29/24
	400,000	(9)	—	10.27	02/19/26
	366,660	(10)	33,340	10.56	12/05/26
	265,620	(11)	203,128	11.55	02/26/27
	142,763	(12)	207,237	13.58	04/08/28
	88,540	(13)	336,460	13.45	02/08/29
Michael A. Jacobsen	29,188	(7)	—	9.37	09/25/23
	100,000	(8)	—	11.58	10/29/24
	85,000	(9)	—	10.27	02/19/26
	77,915	(10)	7,085	10.56	12/05/26
	49,582	(11)	20,418	11.55	02/26/27
	24,999	(12)	35,001	13.58	04/08/28
	13,541	(13)	51,459	13.45	02/08/29
Peter B. Cancelmo, J.D.	—	(14)	20,000	11.85	01/02/29
	2,499	(15)	17,501	16.63	06/10/29
Marcia S. Kelbon, J.D., M.S.	1,667	(10)	26,668	10.56	12/05/26
	34,374	(11)	40,626	11.55	02/26/27
	27,082	(12)	37,918	13.58	04/08/28
	13,541	(13)	51,459	13.45	02/08/29
(1)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on March 1, 2010.
(2)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on February 28, 2009.
(3)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2011.
(4)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2012.
(5)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on October 1, 2009.
(6)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2013.
(7)	1/4 of the shares subject to this option award vested on September 3, 2014 and 1/48 of the shares subject to this option award vest each month thereafter.

2020 PROXY STATEMENT / 32

(8)	The shares subject to this option award vested on a monthly basis in equal amounts over a four-year period that began on April 1, 2014.
(9)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2015.
(10)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2016.
(11)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 26, 2017.
(12)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on April 1, 2018.
(13)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on February 8, 2019.
(14)

The shares subject to this option award vest over a four-year period that began on January 1, 2019, with 25% of the total number of shares subject to the option award vesting on January 1, 2020 and the remaining shares vesting on a monthly basis in equal amounts.

(15)	The shares subject to this option award vest on a monthly basis in equal amounts over a four-year period that began on June 10, 2019.

2019 Option Exercises and Stock Vested

The following table shows certain information regarding option exercises by our named executive officers during the year ended December 31, 2019.

	Number of
	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)(1)
Marcia S. Kelbon, J.D., M.S.	472,379	2,707,015
(1)	Represents the difference between the closing price of our common stock on the date of exercise and the exercise price of the option award.

Potential Payments upon Termination or Change in Control

Pursuant to our employment agreement with Dr. Demopulos we are required to make payments to him upon termination of his employment in the circumstances described below. In addition, under the terms of our equity incentive plans, all of our named executive officers and significant employees are entitled to acceleration of vesting of their option awards upon a merger or change in control under certain conditions or pursuant to terms and conditions as may be determined by the compensation committee according to such plans.

EMPLOYMENT AGREEMENT WITH GREGORY A. DEMOPULOS, M.D.

Overview

We entered into an employment agreement with Dr. Demopulos dated April 7, 2010 related to his service as our president and chief executive officer. Pursuant to the terms of his employment agreement, Dr. Demopulos is an at-will employee and was entitled to receive an initial annual base salary of $600,000, which our compensation committee reviews at least annually. Effective as of April 1, 2019, Dr. Demopulos’ annual salary was increased to $799,418 from $776,134. We may not reduce Dr. Demopulos’ annual base salary without his consent. Dr. Demopulos is entitled to participate in awards under our equity compensation and/or equity incentive plans at a level and on terms commensurate with his position and responsibilities, and no less favorable than those applicable to chief executive officers of peer companies as reasonably determined by the compensation committee, taking into account the recommendation of our independent compensation consultants. Dr. Demopulos also is entitled to participate in any employee benefit and fringe benefit plans that we make available to our executive employees, such as our equity compensation plans, 401(k) plan, disability and life insurance and company-paid health insurance. We also have agreed to allow Dr. Demopulos to maintain his status as a board-eligible orthopedic and hand and microvascular surgeon, which includes his performance of surgical procedures on a limited basis and have agreed to pay related malpractice

2020 PROXY STATEMENT / 33

insurance and professional fees, which were $10,171 in 2019. We believe that Dr. Demopulos’ ability to maintain his standing as a practicing surgeon is beneficial to our corporate objectives including, for example, providing him with insight in determining the strategic direction of the company and our specific drug development programs, as well as establishing relationships with key medical opinion leaders.

The employment agreement prohibits Dr. Demopulos from carrying on any business or activity, directly or indirectly, in direct competition with us or soliciting our employees to terminate their employment with us or to work with one of our competitors during his employment and for a period of up to two years following termination of his employment. In addition, the employment agreement prohibits him from soliciting or attempting to influence any of our customers or clients to purchase products from our competitors rather than our products.

The compensation due to Dr. Demopulos pursuant to his employment agreement following termination of his employment with us varies depending upon the nature of the termination.

Termination Without Cause for Good Reason

Dr. Demopulos’ employment agreement provides that if we terminate his employment without “cause,” as defined below, or if he terminates his employment with us for “good reason,” as defined below, then until the earlier of (a) two years from the date of his termination and (b) his start date with a new employer that pays him an annual base salary at least equal to the annual base salary we paid to him prior to his termination (provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary that will be measured will be the annual base salary we paid him prior to such reduction), we will be obligated to pay him on our regularly scheduled payroll dates on an annualized basis:

•

the annual base salary he was receiving as of his termination, provided that if he terminates his employment for good reason because of a reduction in his annual base salary, then the annual base salary we will be obligated to pay him will be his annual base salary in effect prior to such reduction; plus

•

the greater of (1) the average annual bonus paid or payable with respect to the preceding two calendar years and (2) any bonus he would have been entitled to in the year of his termination as determined by our board of directors in good faith.

In addition, if we terminate Dr. Demopulos’ employment without cause or if he terminates his employment with us for good reason, all of his unvested option awards will immediately vest and become exercisable until the maximum term of the respective option awards and all unvested restricted shares he holds, if any, will immediately vest. Dr. Demopulos and his eligible dependents may also continue to participate in all health plans we provide to our executive employees on the same terms as our employees for a period of up to two years from the date of his termination, unless his new employer provides comparable coverage.

“Cause” is defined under Dr. Demopulos’ employment agreement to mean:

•

his willful misconduct or gross negligence in the performance of his duties, including his refusal to comply in any material respect with the legal directives of our board of directors so long as such directives are not inconsistent with his position and duties, and such refusal to comply is not remedied within 10 working days after written notice from the board of directors;

•

dishonest or fraudulent conduct that materially discredits us, a deliberate attempt to do an injury to us or conduct that materially discredits us or is materially detrimental to our reputation, including conviction of a felony; or

•

his material breach, if incurable, of any element of his confidential information and invention assignment agreement with us, including without limitation, his theft or other misappropriation of our proprietary information.

Dr. Demopulos may terminate his employment for “good reason” if he terminates his employment with us within 120 days of the occurrence of any of the following events:

•	any material diminution in his authority, duties or responsibilities;

2020 PROXY STATEMENT / 34

•	any material diminution in his base salary;
•	we relocate his principal work location to a place that is more than 50 miles from our current location; or
•	we materially breach his employment agreement.

If any of the above events have occurred as a result of our action, we will have 30 days from notice of such event from Dr. Demopulos to remedy the situation, in which case Dr. Demopulos will not be entitled to terminate his employment for good reason related to the event.

If Dr. Demopulos’ employment had been terminated without cause or if he had terminated his employment with good reason on December 31, 2019, he would have been entitled to receive an annual base salary of $779,418 and an annual bonus amount of $350,000 (or any bonus he would have been entitled to in 2019 as determined by our board of directors in good faith), payable on a bi-monthly basis over a period of up to two years from the date of termination. In addition, option awards with a value of $716,541 would automatically vest upon his termination, which is the difference between $14.09, the closing trading price of our common stock on December 31, 2019, and the exercise price of the outstanding option awards held by Dr. Demopulos with an exercise price of less than $14.09 per share, multiplied by the number of shares subject to each such option award that would have automatically vested on his termination date.

Dr. Demopulos and his eligible dependents would also be entitled to participate in the health plans we provide to our employees for a period of up to two years from the date of his termination at an estimated cost to us of approximately $19,908.

Termination for Cause, Voluntary Termination, Death, or Disability

If we terminate Dr. Demopulos’ employment for cause, if he voluntarily terminates his employment with us other than for good reason, or if his employment is terminated as a result of his death or “disability,” as defined below, Dr. Demopulos will be entitled to receive payments for all earned but unpaid salary, bonuses and vacation time, but he will not be entitled to any severance benefits.

“Disability” is defined under Dr. Demopulos’ employment agreement as his inability to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive 12‑month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by us and our insurers and acceptable to Dr. Demopulos.

2008 EQUITY INCENTIVE PLAN AND 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

Pursuant to the 2008 Equity Incentive Plan, or the 2008 Plan, in the event of a merger or “change in control,” as defined in the 2008 Plan, the vesting of option awards issued pursuant to such plan and held by our then-current employees, including those held by Dr. Demopulos, Mr. Jacobsen and Ms. Kelbon, as applicable, will be accelerated to the extent of 50% of the remaining unvested shares if the successor corporation assumes or substitutes outstanding option awards or replaces such awards with a comparable cash incentive program. Under both the 2008 Plan and the 2017 Plan, if there is no assumption or substitution of outstanding option awards or replacement of such awards with a comparable cash incentive program by the successor corporation in connection with a merger or “change in control” (as separately defined in each plan), the option awards will become fully vested and exercisable immediately prior to the change in control. In addition, under awards granted under each of the 2008 Plan and the 2017 Plan, if within 12 months following a change in control an employee, including Dr. Demopulos, Mr. Jacobsen, Mr. Cancelmo or Ms. Kelbon, is terminated without “cause” or as a result of a “constructive termination,” as such terms are defined below, any outstanding option awards held by him or her, as applicable, that we issued pursuant to the 2008 Plan or the 2017 Plan, as applicable, will become fully vested and exercisable. The amounts under these plans that our named executive officers would have received under each of these scenarios appear in the table below.

The 2008 Plan or the equity award agreements thereunder define key terms relating to the change in control provisions as follows:

•	a “change in control” means a proposed sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;

2020 PROXY STATEMENT / 35

•

a termination for “cause” means a termination of an employee for any of the following reasons: (1) his or her willful failure to substantially perform his or her duties and responsibilities to us or a deliberate violation of a company policy; (2) his or her commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by him or her of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) his or her willful breach of any of his or her obligations under any written agreement or covenant with us; and

•

a “constructive termination” means the occurrence of any of the following events: (1) there is a material adverse change in an employee’s position causing such position to be of materially reduced stature or responsibility; (2) a reduction of more than 30% of an employee’s base compensation unless in connection with similar decreases of other similarly situated employees; or (3) an employee’s refusal to comply with our request to relocate to a facility or location more than 50 miles from our current location; provided that in order for an employee to be constructively terminated, he or she must voluntarily terminate his or her employment within 30 days of the applicable material change or reduction.

The 2017 Plan defines key terms relating to the merger or change in control provisions as follows:

•	a “change in control” means a sale of all or substantially all of our assets, or the merger of us with or into another corporation, or other change in control;
•

a termination for “cause” means a termination of the employment or consulting relationship with the company for any of the following reasons: (1) willful misconduct or gross negligence in performance of duties or material violation of company policy; (2) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) willful breach of any of his or her obligations under any written agreement or covenant with us; and

•

a “constructive termination” means the employee’s termination of employment within 120 days of any of the following events: (1) any material diminution in the employee’s authority, duties or responsibilities; (2) any material diminution in base salary; (3) any change of more than 50 miles in the geographic location at which the employee must primarily perform services; and (4) any other action or inaction that constitutes a material breach by the company of an employment agreement with the employee; provided, however, that the employee must first provide the company with written notice specifying the foregoing occurrences within 90 days of such occurrence, and provide the company with an opportunity to cure the condition within 30 days of delivery of such notice.

EQUITY ACCELERATION UPON A CHANGE IN CONTROL

The following table summarizes the value that Dr. Demopulos, Mr. Jacobsen, Mr. Cancelmo and Ms. Kelbon would have derived from the acceleration of outstanding equity awards had a change in control (and certain other events, as applicable) occurred on December 31, 2019.

The amounts below represent the difference between $14.09, the closing trading price of our common stock on December 31, 2019, and the exercise price of the option awards with an exercise price of less than $14.09 per share held by these individuals, multiplied by the number of shares subject to such option awards that would have vested

2020 PROXY STATEMENT / 36

pursuant to the terms of our equity plans on December 31, 2019 upon the occurrence of each of the events identified in the table below.

			Termination Without
			Cause or Constructive
	Option Awards	Option Awards	Termination Within
	Assumed by	Not Assumed	12 Months of Change in
Name	Successor ($)	by Successor ($)	Control ($)
Gregory A. Demopulos, M.D.	197,758	716,541	716,541
Michael A. Jacobsen	38,436	127,656	127,656
Peter B. Cancelmo, J.D.	39,552	131,375	131,375
Marcia S. Kelbon, J.D., M.S.	—	44,800	44,800

CEO PAY RATIO DISCLOSURE

We are required by SEC rules and regulations to disclose the annual total compensation for our CEO and the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. We chose to re-identify the median employee for 2019 using substantially the same methodology as was used to identify the median employee for 2018. To identify and quantify the total compensation of our median employee and our CEO, we took the following steps:

1.    We determined that, as of December 31, 2019, our employee population consisted of 257 individuals (excluding our CEO), all of whom reside in the U.S. This population consisted of our full-time, part-time and temporary employees employed with us as of the determination date.

2.    To identify the “median employee” from our employee population, we used total W‑2 compensation consistently applied to all employees included in the calculation. We annualized the compensation for full-time and permanent, part-time employees who were not employed by us for all of 2019 for purposes of establishing the distribution of employees within our population and identified the employee nearest the median of this distribution who was employed for the full year 2019 as our median employee. We did not use any statistical sampling techniques and did not make any cost of living adjustments in identifying our median employee.

3.    For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2).

Based on this analysis, for 2019, total compensation of our CEO was $4,825,134, as reported in the Summary Compensation Table above, and the total compensation of our median employee was $207,162. This results in a ratio of annual total CEO compensation to annual total median employee compensation of approximately 23.3 to 1. Our reported CEO pay ratio is an estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio of his or her compensation to that of our CEO. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are not necessarily comparable to our CEO pay ratio. Also, as noted above, the dollar amount of stock option awards included in the total compensation for our CEO and our median employee represent the grant date fair value of stock option awards as computed in accordance with FASB ASC Topic 718, using assumptions set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019. Realization of this compensation is dependent upon the price of our common stock at the time the stock options are exercised.

2020 PROXY STATEMENT / 37

TRANSACTIONS WITH RELATED PERSONS

The following is a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than five percent of our common stock had or will have a direct or indirect material interest, other than compensation arrangements which are described elsewhere in this proxy statement. We believe that the terms of such transactions are as favorable as those we could have obtained from parties not related to us.

Technology Transfer Agreements

We are party to technology transfer agreements with Gregory A. Demopulos, M.D. pursuant to which he irrevocably transferred to us all of his intellectual property rights in our early PharmacoSurgery® platform and our former Chondroprotective program, for which we have suspended activity. Other than his rights as a shareholder, Dr. Demopulos has not retained any rights to our PharmacoSurgery platform or Chondroprotective program, except that if we file for liquidation under Chapter 7 of the U.S. Bankruptcy Code or voluntarily liquidate or dissolve, other than in connection with a merger, reorganization, consolidation or sale of assets, Dr. Demopulos and another individual have the right to repurchase the PharmacoSurgery and Chondroprotective intellectual property at their respective then-current fair market values.

Insurance Policies

In 2019 we purchased group insurance policies (i.e., medical, dental, vision, disability and life) for our employees through Group Solutions Northwest, LLC, or Group Solutions, for which we paid policy premiums of approximately $3.7 million in 2019. Group Solutions received commissions from the sale of these policies of approximately $116,000, or less than 10% of its 2019 revenues. The owner and chief executive officer of Group Solutions is Gary Aspiri, the son of Ray Aspiri, one of our directors. The audit committee evaluated this transaction and ratified and approved its terms, concluding that the premiums we paid, and commissions received by Group Solutions, were consistent with terms we could expect to obtain for comparable insurance coverage from an unrelated third party. The board of directors considered this transaction when evaluating Ray Aspiri’s independence under Nasdaq listing standards and applicable SEC rules and concluded that the transaction did not affect his status as an independent director or his ability to serve on the audit committee and compensation committee. Ray Aspiri did not participate in the proceedings of the audit committee or board of directors related to this transaction.

Indemnification Agreements

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding relating to their service to Omeros.

Policies and Procedures for Related-Party Transactions

We have adopted a written policy that prohibits our executive officers, directors and director nominees and principal shareholders, including their immediate family members, from entering into a related-party transaction with us without the approval of our audit committee. Any request for us to enter into a transaction with an executive officer, director or director nominee, principal shareholder, or any of such persons’ immediate family members, in which such party had, has or will have a direct or indirect material interest and where the amount involved exceeds $120,000, other than certain excluded transactions including those involving compensation for services provided to us as an executive officer or director, must be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to our audit committee any such related-party transaction. In considering the proposed related-party transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is fair to us, whether there are business reasons to enter into the transaction and whether the terms of the transaction would be similar if the transaction did not involve a related party, whether the transaction would impair the independence of a

2020 PROXY STATEMENT / 38

non-employee director, the materiality of the transaction and whether the transaction would present an improper conflict of interest between us and the related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 13, 2020, for: each person who we know beneficially owns more than five percent of our common stock; each of our directors; each of our named executive officers; and all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 54,510,667 shares of common stock outstanding at April 13, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 13, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each person who owns more than five percent of our common stock listed in the table below is c/o Omeros Corporation, The Omeros Building, 201 Elliott Avenue West, Seattle, Washington 98119.

		Number of
		Shares		Percent of Class
	Exercisable	Beneficially		Beneficially
Name and Address of Beneficial Owner	Stock Options(1)	Owned(2)		Owned
5% Security Holders:
Ingalls & Snyder, LLC (3)	—	5,030,671		9.2%
BlackRock, Inc. (4)	—	4,062,623		7.6%
Consonance Capital (5)	—	3,165,796		5.9%
Executive Officers and Directors:
Gregory A. Demopulos, M.D.	3,105,101	5,132,087	(6)	8.9%
Michael A. Jacobsen	414,601	428,101		*
Peter B. Cancelmo, J.D.	15,206	15,406		*
Marcia S. Kelbon, J.D., M.S.	27,709	188,354	(7)	*
Ray Aspiri	47,500	274,678	(8)	*
Thomas F. Bumol, Ph.D.	5,000	5,000		*
Thomas J. Cable	62,500	97,567		*
Peter A. Demopulos, M.D.	57,500	242,682	(9)	*
Arnold C. Hanish	62,500	64,900		*
Leroy E. Hood, M.D., Ph.D.	57,500	121,890		*
Rajiv Shah, M.D.	47,500	47,500		*
Kurt Zumwalt	3,916	3,916		*
All executive officers and directors as a group (12 persons)	3,906,533	6,622,081		11.3%

*Less than 1%

(1)	Represents shares that could be purchased pursuant to the exercise of option awards vested as of and within 60 days of April 13, 2020.
(2)	Represents outstanding shares plus the options set forth in the previous column.
(3)

Derived from amount reported in Amendment No. 8 to Schedule 13G filed with the SEC on February 7, 2020. The address of Ingalls & Snyder, LLC is 1325 Avenue of the Americas, New York, NY 10019. The Schedule 13G/A indicates that Ingalls & Snyder, LLC has shared dispositive power, but lacks voting power, over the shares. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and the date of this proxy statement.

2020 PROXY STATEMENT / 39

(4)

Derived from amount reported in Amendment No. 5 to Schedule 13G filed with the SEC on February 5,  2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power over 3,952,792 shares of common stock and sole dispositive power over 4,062,623 shares of common stock. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and the date of this proxy statement.

(5)

Derived from amount reported in the Schedule 13G filed with the SEC on February 14, 2020 by Consonance Capital Management LP, Consonance Capital Opportunity Fund Management LP, Mitchell Blutt, and Consonance Capman GP LLC (collectively, the “Reporting Persons”). The address of the Reporting Persons is 1370 Avenue of the Americas, Floor 33, New York, NY 10019. The Schedule 13G indicates that the Reporting Persons have shared voting power and shared dispositive power over 3,195,796 shares of common stock. The Schedule 13G filed by the Reporting Persons provides information as of December 31, 2019 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 31, 2019 and the date of this proxy statement.

(6)	Dr. Demopulos has pledged 2,026,986 of his outstanding shares of common stock as collateral for a line of credit as described in “Hedging and Pledging Policy” above in this proxy statement.
(7)	In June 2019, Ms. Kelbon stepped down from her position as our vice president, patents, general counsel and secretary.
(8)	Includes 186,872 shares of common stock held by Aspiri Enterprises LLC, of which Mr. Aspiri is the managing partner and a member.
(9)

Includes 164,382 shares of common stock held by The Demopulos Family Trust, of which Dr. Peter Demopulos is the trustee and a beneficiary along with his mother and sister. Such shares are pledged as collateral for a line of credit as described in “Hedging and Pledging Policy” above in this proxy statement. Dr. Peter Demopulos disclaims beneficial ownership of the shares held by The Demopulos Family Trust except to the extent of his pecuniary interest therein.

2020 PROXY STATEMENT / 40

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the current year and the board of directors is asking our shareholders to ratify that appointment. Although current laws, rules and regulations, as well as the charter of the audit committee, require our independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. If the shareholders do ratify the selection of Ernst & Young as our independent registered public accounting firm, the audit committee may nonetheless select a different auditing firm at any time during the year if it determines that such a change would be in our best interests. Representatives of Ernst & Young are expected to be present at the 2020 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Regarding our Independent Registered Public Accounting Firm

Fees for professional services provided by Ernst & Young, our independent auditors, in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2019	2018
Audit Fees	925	973
Audit-Related Fees	—	—
Tax Fees	37	35
All Other Fees	—	—
	$962	$1,008

Audit Fees

Consists of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and quarterly reports on Form 10‑Q and the issuance of consents and comfort letters in connection with registration statements.

Audit-Related Fees

Consists of fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including accounting consultations.

Tax Fees

Consists of fees associated with federal income tax compliance, tax advice and tax planning.

All Other Fees

Consists of fees associated with permitted corporate finance assistance and permitted advisory services, none of which were provided by our independent auditors during the last two fiscal years.

2020 PROXY STATEMENT / 41

Audit Committee Pre-Approval Policy

The audit committee must pre-approve all services to be performed for us by Ernst & Young. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next scheduled meeting. During 2019 and 2018, all services billed by Ernst & Young were pre-approved by the audit committee in accordance with this policy.

AUDIT COMMITTEE REPORT

The audit committee’s primary function is to assist the board of directors in monitoring and overseeing the integrity of the company’s financial statements, systems of internal control and the audit process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. The company’s independent auditor, Ernst & Young, is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles, or GAAP. In this context, the audit committee has met and held discussions with management and the independent auditor. Management represented to the audit committee that the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2019 were prepared in accordance with GAAP, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The audit committee has discussed with the independent auditor matters required to be discussed with the audit committee under the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC, including the auditor’s independence, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles and the consistency of their application and the clarity and completeness of the audited financial statements. The audit committee also discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002, as well as the Company’s critical accounting policies and estimates and the critical audit matter addressed during the audit.

The audit committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief executive officer and the principal financial officer) to discuss the results of their examinations, their evaluations of the company’s internal controls and risks related thereto, including cybersecurity risks, and the overall quality of the company’s financial reporting. The audit committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10‑K for the year ended December 31, 2019, for filing with the SEC.

AUDIT COMMITTEE

Arnold C. Hanish, Chairman

Ray Aspiri

Thomas J. Cable

2020 PROXY STATEMENT / 42

OBTAINING AN ANNUAL REPORT ON FORM 10-K

The 2019 Annual Report on Form 10-K and the exhibits filed with it are available on our investor relations website at https://investor.omeros.com. Upon written request by any beneficial shareholder or shareholder of record, we will furnish, without charge, a copy of the 2019 Annual Report on Form 10-K, including the financial statements and the related footnotes. Requests should be made in writing addressed to:

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Attn: Investor Relations

We will charge you for our copying costs if exhibits to the 2019 Annual Report on Form 10-K are requested.

2020 PROXY STATEMENT / 43

OTHER BUSINESS

Our board of directors is not aware of any other matters to be presented at the 2020 Annual Meeting. If, however, any other matter should properly come before the 2020 Annual Meeting, the enclosed proxy card confers discretionary authority with respect to such matter.

April 29, 2020

By Order of the Board of Directors,

Peter B. Cancelmo
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

If you plan to attend the 2020 Annual Meeting, we encourage you to vote in advance of the meeting to ensure that your shares are represented at the meeting. Please see “Information Concerning Proxy Solicitation, Voting and the Meeting— Attending the 2020 Annual Meeting.” You may vote prior to the 2020 Annual Meeting by mailing the proxy card in the enclosed postage-prepaid envelope, by telephone or via the Internet in accordance with the instructions on your proxy card. Even if you vote in advance of the 2020 Annual Meeting, you may still attend and vote, virtually via the Internet, if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other record holder and you wish to vote at the 2020 Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

2020 PROXY STATEMENT / 44

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted by phone must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by June 4, 2020 at 11:59 p.m., Eastern Time. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/omer or delete QR code and control # sc∆an the QR≈ code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/omer Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Thomas J. Cable 02 - Peter A. Demopulos, M.D. 03 - Kurt Zumwalt For Against Abstain For Against Abstain 2. Approval of advisory resolution on executive compensation. 3. Ratification of Ernst & Young LLP as independent registered public accounting firm for 2020. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting Change of Address — Please print new address below. Comments — Please print your comments below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 6 1 3 7 8 0394YC MMMMMMMMM C Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below. B Non-Voting Items A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3 2020 Annual Meeting Proxy Card1234 5678 9012 345

Attention Internet Users! You can now access your shareholder information on the following secure Internet site: www.computershare.com/investor Step 1: Register (1st time users only) Step 2: Log in (Returning users) Enter your User ID and Password and click the Login button. Step 3: View your account details and perform multiple transactions, such as: • View account balances • View transaction history • View payment history • View stock quotes • Change your address • View electronic shareholder communications • Buy or sell shares • Check replacements If you are not an Internet user and wish to contact Omeros Corporation you may use one of the following methods: Call: 866-282-4938 Write: Omeros Corporation, c/o Computershare, P.O. Box 505000, Louisville, KY 40233-5000. Important notice regarding the Internet availability of proxy materials for the 2020 Annual Meeting of Shareholders. The Proxy Statement and 2019 Annual Report to Shareholders are available at: www.envisionreports.com/omer q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROXY FOR 2020 ANNUAL MEETING OF SHAREHOLDERS — JUNE 5, 2020 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder of Omeros Corporation hereby appoints Gregory A. Demopulos, M.D. and Peter B. Cancelmo, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Omeros Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Omeros Corporation Shareholders to be held virtually via the Internet at www.meetingcenter.io/250382724 on June 5, 2020, at 10:00 a.m. local time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the 2020 Annual Meeting. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the 2020 Annual Meeting and hereby revokes any proxy or proxies previously given. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS FOLLOWS: “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING. (Items to be voted appear on reverse side) OMEROS CORPORATION Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/omer